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                                                                     EXHIBIT 3.4


BAKER & MCKENZIE

 ATTORNEYS AT LAW, TAX ADVISORS AND CIVIL-LAW NOTARIES


                           ARTICLES OF INCORPORATION

Name and registered office

Article 1

1.       The company's name is: MILACRON CAPITAL HOLDINGS B.V.

2.       The company has its registered office in: Vlaardingen.

Objects

Article 2

The company's objects are:

a. to incorporate, participate in, conduct the management of and take any other financial interest in other companies and enterprises;

b. to render administrative, technical, financial, economic or managerial services to other companies, persons or enterprises;

c. to acquire, dispose of, manage and utilise real and personal property, including patents, marks, licences, permits and other industrial property rights;

d. to borrow and lend moneys, act as surety or guarantor in any other manner, and bind itself jointly and severally or otherwise in addition to or on behalf of others,

the foregoing whether or not in collaboration with third parties and inclusive of the performance and promotion of all activities which directly and indirectly relate to those objects, all this in the broadest sense of the terms.

Authorised capital

Article 3

1. The company's authorised capital amounts to one hundred thousand Euro (EUR 100,000.--).

2. It is divided into one hundred (100) shares with a par value of one thousand Euro (EUR 1,000.--) each.

3. All shares shall be in registered form and shall be consecutively numbered from 1 onwards. Share certificates shall not be issued.

Shareholders' register

Article 4

1. The company's Board of Managing Directors shall keep a register in which the names and addresses of all holders of shares shall be recorded, specifying the date on which they acquired their shares, the date of acknowledgment by or service upon the company and the amount paid for each share.

         The register shall also contain the names and addresses of all owners of a

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         usufruct or pledge on those shares, specifying the date on which they acquired such usufruct or pledge, the date of acknowledgment by or service upon the company and what rights they have been granted attaching to the shares under Articles 197 and 198, paras. 2 and 4, Book 2, Dutch Civil Code.

2.       Article 194, Book 2, Dutch Civil Code shall apply to the register.

Issuance of shares

Article 5

1. Shares may only be issued pursuant to a resolution by the general meeting of shareholders, hereinafter to be referred to as the "general meeting".

         Issuance shall be by means of a notarial deed, executed before a civil-law notary authorised to practise in the Netherlands, and to which those involved are party.

2. With due observance of the restrictions provided by law, shareholders shall have pre-emptive rights with respect to any further share issue in proportion to the total value of their individual shareholdings.

3. Likewise, shareholders shall have pre-emptive rights with respect to the granting of options to subscribe to shares.

4. Said pre-emptive rights may, for every single issue, be limited or suspended by the general meeting.

5. When a share is issued, its par value must be fully paid up. It may be stipulated that a portion of the share's par value, not exceeding three-fourths thereof, need not be paid until after such portion is called up by the company.

Own shares

Article 6

1. With due observance of the relevant statutory provisions, the company may acquire its own fully-paid shares or depositary receipts, however, subject to the maximum permitted by law.

2. The company may grant loans for the purpose of subscribing to or acquiring its shares or depositary receipts, however, subject to the sum of its distributable reserves.

Transfer of shares. Usufruct. Pledge. Depositary receipts

Article 7

1. The transfer of shares or any restricted rights attaching to shares shall require a notarial deed, executed before a civil-law notary authorised to practise in the Netherlands, to which those involved are party.

2. The transfer of shares or any restricted rights attaching to shares as referred to in para. 1 - including the creation and relinquishment of restricted rights - shall, by
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         operation of law, also be valid vis-a-vis the company.

         The rights attaching to shares cannot be exercised until the company either acknowledges the juristic act or is served with the notarial deed in accordance with the relevant statutory provisions, except where the company is party to the juristic act.

3. In the event that a usufruct or pledge is created on shares, voting rights may be granted to the usufructuary or pledge.

4. The company shall not cooperate in issuing depositary receipts for its shares.

Transfer restrictions

Article 8 Approval

1. In order to be valid, every transfer of shares shall require the prior approval of the general meeting, unless all shareholders have given their approval in writing. The approval shall be valid for three months only.

2. The shareholder who wishes to transfer his shares - hereinafter to be referred to as the "proposing transferor" - shall inform the Board of Managing Directors by registered mail or return receipt requested, specifying the number of shares to be transferred and the person(s) to whom he wishes to transfer his shares.

3. The Board of Managing Directors shall be obliged to call a general meeting to be held within six weeks of receiving the proposing transferor's notification. The convening notice shall state the content of the notification.

4. If the general meeting grants the approval requested, the transfer must take place within the following three months.

5.       Approval shall be deemed given if:

         a. the general meeting referred to in paragraph 3 has not been held within the term set in that paragraph;

         b. that general meeting has failed to decide on the request for approval;

         c. simultaneously with its refusal, the general meeting fails to notify the proposing transferor of the name(s) of (an) other party(ies) interested in purchasing for cash all shares to which the request for approval relates.

         If the situation under paragraph 5a. above occurs, approval shall be deemed to have been given on the last date on which the shareholders' meeting should have been held.

6. Unless the proposing transferor and the interested party(ies) specified by the general meeting and accepted by the proposing transferor make deviating arrangements regarding the price or the method of determining the price, the purchase price of the shares shall be determined by an independent expert to be

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         appointed at the request of the party with the greatest interest by the
         Chairman of the Chamber of Commerce and Industry of the district in which the company's registered office is situated.

7. The proposing transferor shall remain entitled to withdraw his offer, provided that he does so within one month of having been informed of the name of the party to whom he may transfer all of the shares specified in the request for approval and of the price offered for the shares.

8.       The costs incurred in determining the purchase price shall be borne:

         a.       by the proposing transferor if he withdraws his offer;

         b. in equal parts by the proposing transferor and the buyers if the shares are purchased by the interested parties, on the understanding that every buyer shall contribute to the costs in proportion to the number of shares he has bought;

         c.       by the company, in all cases not included under a. or b.

9. The company itself may propose to buy the shares as contemplated in para. 5(c) only if the proposing transferor so consents.

Board of Managing Directors

Article 9

1. The company shall be run by a Board of Managing Directors consisting of one or more Managing Directors.

2.       The general meeting shall appoint the Managing Directors.

3. The general meeting shall at all times have the power to suspend or dismiss the Managing Directors.

4. The general meeting shall determine the remuneration of each Managing Director, as well as his other terms and conditions of employment.

Managerial duties. Decision-making. Division of duties

Article 10

1. Subject to the restrictions set forth in these Articles, the Board of Managing Directors shall be in charge of running the company.

2. The general meeting may adopt rules and regulations governing the decision-making process of the Board of Managing Directors.

3. The Board of Managing Directors shall make a division of duties and report such division to the general meeting.

Representative authority

Article 11

1. The Board of Managing Directors shall represent the company. If the Board of

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         Managing Directors consists of more than one Managing Director the authority to represent the company shall also be vested in two Managing Directors acting jointly.

2. The Board of Managing Directors may appoint officers and grant them a general or special power of attorney. Every attorney in fact shall represent the company within the bounds of his authorisation. Their title shall be determined by the Board of Managing Directors.

3. In the event that the company has a conflict of interest with a managing director, in the sense that the managing director in private enters into an agreement with, or is party in a legal proceeding between him and the company, the company shall be represented by one of the other managing directors. If there are no such other managing directors, the general meeting shall appoint a person to that effect. Such person may be the managing director in relation to whom the conflict of interest exists.

         In all other cases of a conflict of interest between the company and a managing director, the company can also be represented by that managing director. The general meeting shall at all times be authorized to appoint one or more other persons to that effect.

Restrictions on the powers of the Board of Managing Directors

Article 12

1. The general meeting shall be authorised to make subject to its approval Board of Managing Directors resolutions. Any such resolution shall be clearly described and reported to the Board of Managing Directors in writing.

2. The Board of Managing Directors must comply with any such instructions outlining the company's general financial, social, economic or staffing policy to be pursued by the Board of Managing Directors as may be given by the general meeting.

3. The absence of approval as defined in this Article cannot be invoked by or against any third party.

Absence. Inability to act

Article 13

If a Managing Director is absent or unable to act, the remaining Managing Director(s) shall be temporarily charged with the management of the company. If the sole Managing Director is or all Managing Directors are absent or unable to act, a person appointed annually by the general meeting shall be temporarily charged with the management of the company.

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Financial year. Annual accounts

Article 14

1.       The company's financial year shall correspond with the calendar year.

2. Within five months of the end of the company's financial year, the Board of Managing Directors shall draw up the annual accounts unless, in special circumstances, an extension of this term by not more than six months is approved by the general meeting.

3.       The general meeting shall adopt the annual accounts.

Profits

Article 15

1.       The profits shall be at the disposal of the general meeting.

2. Dividends may be paid only insofar as the company's equity exceeds the paid-in and called-up capital plus the reserves to be kept by law.

3. The general meeting may, with due observance of para. 2, resolve to pay interim dividends.

4. The general meeting may, with due observance of para. 2, resolve to pay dividends out of a reserve which need not be kept by law.

General meeting of shareholders

Article 16

1 The general meeting of shareholders shall be held within six months of the end of the company's financial year in order to discuss and adopt the annual accounts.

2. Other general meetings of shareholders shall be held as often as either the Board of Managing Directors or the shareholders representing not less than one-tenth of the company's issued capital deem necessary.

3. General meetings of shareholders shall be called by either the Board of Managing Directors or the shareholders representing one-tenth of the company's issued capital, by sending letters to the addresses recorded in the shareholders' register. Convocation shall take place not later than on the fifteenth day prior to the day of the meeting.

4. Resolutions may be legally adopted on any item on the agenda provided that they are adopted by a unanimous vote at a general meeting at which the company's entire issued capital is represented, even if the requirements for convening and conducting the meeting as prescribed by the law or the company's Articles of Incorporation have not been complied with.

5. General meetings shall be held in the municipality in which the company's registered office is situated according to its Articles of Incorporation.

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6.       At every meeting, the shareholders shall appoint a chairman from their midst.

7.       Every share shall entitle its holder to cast one vote.

8. Resolutions shall be passed by an absolute majority of the votes cast, unless the law prescribes a greater majority.

Resolutions passed outside a meeting

Article 17

Rather than at a general meeting, the shareholders may also pass resolutions in writing, provided that they do so by a unanimous vote representing the company's entire issued capital. In writing shall mean any message transmitted via standard means of communication and received in written form.

Amendment to the Articles of Incorporation and dissolution

Article 18

If a motion to amend the Articles of incorporation or to dissolve the company is submitted to the general meeting, the convening notice must state this fact.

If such notice concerns an amendment to the Articles of Incorporation a copy of the motion containing a verbatim text of the proposed amendment must be deposited at the company's office for inspection by the shareholders until the meeting is adjourned.

Liquidation

Article 19

1. If the company is dissolved pursuant to a resolution of the general meeting, it shall be liquidated by the Board of Managing Directors, if and to the extent the general meeting does not resolve otherwise.

2. After the liquidation has been finished, the books and records of the company shall remain in the custody during a ten year period of the person designated for that purpose by the general meeting.

Final provisions

Finally, the deponent declared as follows:

a. Upon the company's incorporation, its issued capital amounts to twenty thousand Euro (EUR 20,000.--), divided into twenty (20) shares, numbered 1 up to and including 20.

         The incorporator shall be allocated all twenty (20) shares.

         The shares have been issued at par. The payment, which may be made in foreign currency, must be made in cash.

         The documents required under Article 203a, Book 2, Dutch Civil Code, have been attached to this deed.

         The company hereby accepts those payments for the shares issued upon its

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         incorporation.

b. The following person is hereby appointed as the company's first Managing Director:

         Mister Gerardus van Deventer, residing at 3136 SG Vlaardingen, Eksteriaan 252, born in Schiedam on the sixteenth day of August nineteenhundred and forty-nine, having the Dutch nationality

C. The company's first financial year shall end on the thirty-first day of December two thousand.